Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

October 31, 2013

Media Contact:

Doug Shepard

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE HANKS REPORTS THIRD QUARTER RESULTS

Linthicum Heights, MD - Harte Hanks (NYSE: HHS) today reported third quarter 2013 diluted earnings per share from continuing operations of $0.07 on revenues of $135.0 million.  These results compare to diluted earnings per share from continuing operations of $0.14 on $141.0 million in revenues for the same quarter of last year.  The 2013 third quarter financial results include an impairment charge, a client make-good payment and increased currency translation costs of approximately $3.7 million.  Excluding those items, third quarter diluted earnings per share from continuing operations was $0.11 per share for 2013.

The following table presents financial highlights of the company’s operations for the third quarter of 2013 and 2012, respectively.  Full financial results are attached.

RESULTS FROM CONTINUING OPERATIONS (unaudited)

	Three Months Ended September 30,
(In thousands, except per share amounts)	2013	2012	% Change
Operating revenues	$134,973	$140,993	-4.3%
Operating income	8,360	15,598	-46.4%
Income from continuing operations	4,451	8,869	-49.8%
Diluted earnings per share from continuing operations	0.07	0.14	-50.0%
Diluted shares (weighted average common and common equivalent shares outstanding)	62,538	62,963	-0.7%

Capital expenditures for the quarter were $3.6 million compared to $2.9 million in the prior year’s third quarter.

Revenues decreased 4.3%, reflecting the continued volatility and uneven recovery in the global economic environment.  We saw revenue decreases in virtually all industry verticals due to decreased marketing activity.  We also lost a client whose new management made a vendor change.  The challenges facing the global technology industry are well documented and this was reflected in our technology vertical decreasing 6.9% compared to 2012, driven primarily from volume reductions with contact center customers.  The decline in the automotive and consumer brands vertical was smaller, at 2.1% less than 2012.  Our retail and healthcare verticals each decreased approximately 4.5%.  As expected, our retail vertical was affected by the volatility of clients changing marketing efforts due to a slow back-to-school season. Our financial vertical decreased by 10.7% compared to 2012 due to reductions in credit card solicitation activity and the aforementioned client loss. Our select markets vertical had a strong quarter, increasing 13.5% compared to 2012 due to marketing solicitation testing ahead of anticipated programs.

Operating income for the quarter (excluding the previously discussed impairment charge, client make-good payment and currency translation charges) decreased 22.7% compared to last year.  Management continues to closely monitor its expense structure.  The operating income decline was a result of revenue declines in businesses with labor costs that aren’t variable in proportion to revenue changes.

Commenting on the third quarter performance, Chief Executive Officer Robert Philpott said, “Management focus during the past three months has been firmly directed at structural re-organization and alignment of the business. The long anticipated sale of the Shoppers business was completed in September, which now leaves Harte Hanks to focus solely on delivering world class marketing services. We also used this period to restate the value of a non-performing asset where short-term recovery is unlikely.

“While initially encouraged by the improving marketing environment at mid-year, the fragility of this optimism, especially in the United States economy, was demonstrated by a disappointing

September.  The uncertainty in the negotiations and posturing around the approval of the U.S. budget and debt limits had an unwelcome dampening impact on client’s willingness to commit to our expected level of marketing spend. There is no doubt that this effect escalated and continued into October .

“Management remains confident in the fundamentals of our business. The long-standing nature of our relationships with clients who lead their respective industries allows us to provide meaningful marketing programs to support their success. In the short-term we will focus on weathering the uncertainty in the economic environment through diligent financial management.”

The company will host a conference call on October 31, 2013, at 10:00 a.m. Eastern Time to discuss the results.  Investors and interested parties may participate in the call by dialing (888) 359-3624 for domestic callers and (719) 457-2645 for international callers and referring to Conference ID 1602101.  To access an audio webcast, please go to the link within the Harte-Hanks website located on the Investors section of the website, http://HarteHanks.com.  A replay will be available shortly after the call through November 7, 2013 at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, Conference ID 1602101.

About Harte Hanks:

Harte Hanks is one of the world’s leading, insight-driven multi-channel marketing organizations, delivering impactful business results for some of the world’s best-known brands. Through strategic agencies and our core marketing services, we develop integrated solutions that connect brands with prospects and customers, moving them beyond awareness to transactions and brand loyalty. Visit the Harte Hanks website at http://Harte-Hanks.com or call (800) 456-9748.

Cautionary Note Regarding Forward-Looking Statements:

Our press release and related earnings conference call contain “forward-looking statements” within the meaning of U.S. federal securities laws.  All such statements are qualified by this cautionary note,  provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning.  These forward-looking statements are based on current information, expectations and estimates and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements.  In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments.  These risks, uncertainties, assumptions and other factors include:  (a) local, national and international economic and business conditions, including (i) market conditions that may adversely impact advertising expenditures and (ii) the impact of  economic uncertainty in the United States and elsewhere on the financial condition, marketing expenditures and activities of our clients and prospects; (b) the demand for our services by clients and prospective clients, including (i) the willingness of existing clients to maintain or increase their spending  on products and services that are or remain profitable for us, and (ii) our ability to predict changes in client needs and  preferences; (c) economic and other business factors that impact the industry verticals we serve, including competition and  consolidation of current and prospective clients, vendors and partners in these verticals; (d) our ability to manage and timely adjust our capacity, workforce and cost structure to effectively serve our clients; (e) our ability to improve our processes and to provide new products and services in a timely and cost-effective manner though development, license or acquisition; (f) our ability to protect our data centers against security breaches and other interruptions and to protect sensitive personal information of our clients and their customers; (g) our ability to respond to increasing concern, regulation and legal action over consumer privacy issues, including changing requirements for collection, processing and use of information; (h) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws; (i) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules; (j) the number of shares, if any, that we may repurchase in connection with our repurchase program; (k) unanticipated developments regarding litigation or other contingent liabilities; and (l) other factors discussed from time to time in our filings with the Securities and Exchange Commission, including under “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.  The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity.  The company evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), plus goodwill and other intangibles impairment (tax-effected) less capital expenditures, all of the aforementioned are from continuing operations and (2) EBITDA, defined as net income before interest, taxes, goodwill and other intangibles impairment, depreciation, and amortization.  The company believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business.  Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance.  A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

As used herein, “Harte Hanks” refers to Harte-Hanks, Inc.  and/or its applicable operating subsidiaries, as the context may require.  Harte Hanks’ logo and name are trademarks of Harte Hanks.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share data	2013	2012	2013	2012

Operating revenues	$134,973	$140,993	$407,430	$423,243
Operating expenses:
Labor	68,341	66,879	205,601	207,998
Production and distribution	39,315	42,500	118,871	124,276
Impairment of Goodwill and Intangibles	2,750	—	2,750	—
Advertising, selling, general and administrative	12,257	12,223	38,242	37,441
Depreciation and amortization	3,950	3,793	11,789	11,917
	126,613	125,395	377,253	381,632
Operating income	8,360	15,598	30,177	41,611
Other expenses (income):
Interest expense	754	850	2,336	2,749
Interest income	(25)	(17)	(76)	(76)
Other, net	536	747	(600)	1,775
	1,265	1,580	1,660	4,448
Income from continuing operations before income taxes	7,095	14,018	28,517	37,163
Income tax expense	2,644	5,149	10,810	13,864
Income from continuing operations	$4,451	$8,869	$17,707	$23,299

Loss from discontinued operations, net of income taxes	(12,624)	(6)	(10,903)	(117,348)

Net Income (Loss)	$(8,173)	$8,863	$6,804	$(94,049)

Basic earnings (loss) per common share
Continuing operations	$0.07	$0.14	$0.28	$0.37
Discontinued operations	(0.20)	—	(0.17)	(1.86)
Basic earnings per share	$(0.13)	$0.14	$0.11	$(1.49)

Weighted-average common shares outstanding	62,538	62,963	62,485	62,960

Diluted earnings (loss) per common share
Continuing operations	$0.07	$0.14	$0.28	$0.37
Discontinued operations	(0.20)	—	(0.17)	(1.86)
Diluted earnings per share	$(0.13)	$0.14	$0.11	$(1.49)

Weighted-average common and common equivalent shares outstanding	62,994	63,205	62,808	63,162

Harte-Hanks, Inc.

Reconciliation of Net Income to Free Cash Flow and EBITDA from Continuing Operations

Reconciliation of Net Income to Free Cash Flow

Balance Sheet Data (Unaudited)	September 30,	December 31,
In thousands	2013	2012
Cash and cash equivalents	$76,761	$49,348
Total debt	$101,062	$110,250

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands	2013	2012	2013	2012
Income from continuing operations	$4,451	$8,869	$17,707	$23,299
Add: Intangible impairment (Note 1)	2,750		2,750	—
Add: After-tax stock-based compensation (Note 2)	551	346	2,645	1,679
Add: Depreciation and amortization	3,950	3,793	11,789	11,917
Less: Capital expenditures	3,591	2,852	12,760	8,514
Free cash flow from continuing operations	8,111	10,156	22,131	28,381

Loss from discont’d operations	(12,624)	(6)	(10,903)	(117,348)
Add: Depreciation and amortization	853	1,151	2,592	4,515
Add: After-tax Goodwill/Intangible Impairment	—	—	—	116,681
Less: Capital expenditures	9	114	327	345
Free cash flow from discontinued operations	(11,780)	1,031	(8,638)	3,503

Total free cash flow	$(3,669)	$11,187	$13,493	$31,884

Note 1:  Impairment of other intangibles was $2,750 with only non-cash tax impact for the three and nine months ended September 30,2013.

Note 2:  Pre-tax stock-based compensation expense was $918 and $571 for the three months ended September 30, 2013 and 2012, respectively.

Pre-tax stock-based compensation expense was $4,409 and $2,767 for the six months ended September 30, 2013 and 2012, respectively.

Reconciliation of Net Income to EBITDA from Continuing Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands	2013	2012	2013	2012
Income from Continuing Operations	$4,451	$8,869	$17,707	$23,299
Intangible impairment	2,750	—	2,750	—
Depreciation and amortization	3,950	3,793	11,789	11,917
Interest expense, net and non-operating, net	1,265	1,580	1,660	4,449
Income tax expense	2,644	5,149	10,810	13,864
EBITDA from Continuing Operations	$15,060	$19,391	$44,716	$53,529

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets - Percent of Direct Marketing Revenue

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Retail	28.2%	28.3%	28.0%	27.1%
Financial and Insurance Services	14.1%	15.1%	15.3%	14.2%
Technology	22.6%	23.2%	23.5%	23.7%
Healthcare and Pharmaceuticals	9.1%	9.1%	8.2%	9.4%
Auto and Consumer Brands	17.1%	16.7%	16.8%	17.1%
Other Select Markets	8.9%	7.5%	8.2%	8.4%
	100.0%	100.0%	100.0%	100.0%